Exhibit 99.1

Contact:
Susan Spivak Bernstein
Senior Vice President, Investor Relations
212.607.8835

Argo Group Reports 2016 Second Quarter Net Income of $30.9 Million or $1.00 per Diluted Share, Operating Income of $37.0 Million or $1.20 per Diluted Share

HAMILTON, Bermuda (Aug. 2, 2016) – Argo Group International Holdings, Ltd. (NASDAQ: AGII) today announced financial results for the three and six months ended June 30, 2016.

2016 Second Quarter Recap

Gross Written Premiums $560.6M ↑ 0.5% from 2Q 2015	Combined Ratio 95.6% ↑ 0.2% from 2Q 2015	Net Income Per Diluted Share $1.00 ↑ 12.3% from 2Q 2015	After-tax Operating Income Per Diluted Share $1.20 ↑ 34.8% from 2Q 2015	Book Value of Equity Per Share $57.93 ↑ 6.7% from Dec. 31, 2015

“The geographic and product diversity of our business portfolio delivered real value again this quarter as we generated underwriting profit in line with a year ago despite the number of industry catastrophe related losses this quarter,” said CEO Mark E. Watson III. “In addition, our alternative investment income contributed strongly to the quarter’s results.”

HIGHLIGHTS FOR THE THREE MONTHS ENDED JUNE 30, 2016:

•	Gross written premiums were up 0.5% to $560.6 million from $557.8 million in the 2015 second quarter.

•	Net income was $30.9 million or $1.00 per diluted share, compared to $27.9 million or $0.89 per diluted share for the 2015 second quarter.

•	After-tax operating income was $37.0 million or $1.20 per diluted share, compared to $28.0 million or $0.89 per diluted share for the 2015 second quarter.

•	Pre-tax underwriting income was $15.3 million compared to $15.9 million for the 2015 second quarter.

HIGHLIGHTS FOR THE SIX MONTHS ENDED JUNE 30, 2016:

•	Gross written premiums were up 4.4% to $1.08 billion from $1.03 billion in the 2015 first half.

•	Net income was $58.6 million or $1.89 per diluted share, compared to $86.7 million or $2.76 per diluted share for the 2015 first half.

•	After-tax operating income was $66.9 million or $2.16 per diluted share, compared to $61.4 million or $1.95 per diluted share for the 2015 first half.

•	Pre-tax underwriting income was $36.0 million compared to $37.2 million for the 2015 first half.

•
Combined ratio was 95.6% compared to 95.4% for the 2015 second quarter. The loss and expense ratios for the quarter were 57.0% and 38.6%, respectively, compared to 55.1% and 40.3% for the 2015 second quarter.

•	Net Investment Income was $35.7 million, compared to $24.4 million for the 2015 second quarter.

•
Net favorable prior-year reserve development was $12.7 million (benefiting the combined ratio by 3.7 points), compared with $5.0 million (benefiting the combined ratio by 1.4 points) for the 2015 second quarter.

•	Estimated pre-tax catastrophe losses were $22.7 million or 6.8 points on the combined ratio, compared to $2.3 million or 0.6 points on the combined ratio for the 2015 second quarter.

•	Loss ratio excluding catastrophes and reserve development was 53.9%, compared to 55.9% for the 2015 second quarter.

•	During the second quarter, the Company repurchased $21.0 million or 374,943 shares of its common stock.
•
Combined ratio was 94.8% compared to 94.5% for the 2015 first half.  The loss and expense ratios for the first half were 56.3% and 38.5%, respectively compared to 55.0% and 39.5% in the 2015 first half.

•	Net Investment Income was $56.9 million, compared to $50.1 million for the 2015 first half.

•
Net favorable prior-year reserve development was $15.9 million (benefiting the combined ratio by 2.3 points), compared with $8.7 million (benefiting the combined ratio by 1.3 points) for the 2015 first half.

•	Estimated pre-tax catastrophe losses were $26.0 million or 3.9 points on the combined ratio, compared to $5.3 million or 0.8 points on the combined ratio for the 2015 first half.

•	Loss ratio excluding catastrophes and reserve development was 54.7%, compared to 55.5% in the 2015 first half.

•	During the 2016 first half, the Company repurchased $40.0 million or 718,595 shares of its common stock.

•	Book value per share increased to $57.93, up 6.7% from $54.31 at Dec. 31, 2015.

•	Cash and investments at June 30, 2016, totaled $4.3 billion with a net pre-tax unrealized gain of approximately $144.4 million.

Notes
•	All per share amounts, except for number of shares repurchased, are adjusted for the 10% stock dividend that was paid on June 15, 2016, to stockholders of record on June 1, 2016.
•
The following changes were made to the reporting structure effective Jan. 1, 2016:
(1) reclassification of Argo Pro results and identifiable assets from Excess and Surplus lines to the Commercial Specialty segment which more appropriately matches segment distribution strategy; and (2) alternative investment income was moved from realized gains and losses to net investment income.

•
All references to catastrophe losses are pre-tax and net of reinsurance and estimated reinstatement premiums.  Point impacts on the combined ratio are calculated as the difference between the reported combined ratio and the combined ratio excluding incurred catastrophe losses and associated reinstatement premiums.

•	After-tax operating income is defined as net income before taxes excluding net realized investment gains/losses and foreign currency exchange gains/losses at an assumed 20% effective tax rate.

FINANCIAL HIGHLIGHTS BY SEGMENT

Excess and Surplus Lines
•	Gross written premium was up modestly in the second quarter and the first six months of 2016.
•	Slower growth reflects increased competition and the de-emphasizing of select business lines.

In the 2016 second quarter, the Excess and Surplus Lines segment reported gross written premiums of $168.1 million compared to $167.7 million in the 2015 second quarter.  For the 2016 second quarter, net written premiums were down 2.6% to $145.5 million, and earned premiums were up 2.4% to $121.3 million, when compared to the 2015 second quarter.  Underwriting income was $12.8 million for the 2016 second quarter, compared to $12.6 million for the 2015 second quarter.  The 2016 second quarter combined ratio of 89.3% compares to 89.4% for the prior-year quarter.  Net favorable prior-year reserve development was $3.4 million for the 2016 second quarter, benefiting the combined ratio by 2.8 points, compared to net favorable prior-year reserve development of $4.1 million or 3.5 points for the 2015 second quarter.  Catastrophe losses for the 2016 second quarter were $3.4 million or 2.8 points on the combined ratio, compared to $1.5 million or 1.3 points for the 2015 second quarter.  The 2016 second quarter loss ratio, excluding catastrophe losses and reserve development, was 58.9% compared to 59.1% for the 2015 second quarter.

For the six months ended June 30, 2016, gross written premiums were $314.3 million, up $7.9 million or 2.6%, compared to $306.4 million in the 2015 first half.  Net written premiums were down 0.8% to $260.0 million, and earned premiums were up 4.7% to $241.1 million, when compared to the 2015 first half.  Underwriting income was $26.7 million compared to $27.5 million in the 2015 first half.  The 2016 first half combined ratio of 88.9% compares to 88.0% in the 2015 first half.  Net favorable prior-year reserve development was $6.3 million or 2.6 points on the combined ratio in the 2016 first half, compared to net favorable prior-year reserve development of $9.8 million or 4.3 points in the 2015 first half.  Catastrophe losses in the 2016 first half were $5.6 million or 2.3 points on the combined ratio, compared to $2.0 million or 0.9 points in the 2015 first half.  The 2016 first half loss ratio, excluding catastrophe losses and reserve development, was 58.4% compared to 59.4% in the 2015 first half.

Commercial Specialty
•	Strong growth in the second quarter was driven by program and surety businesses.
•	Growth in the first six months of 2016 reflects program, surety, and professional lines businesses.

The Commercial Specialty segment reported gross written premiums of $153.7 million, up $32.7 million or 27.0%, compared to $121.0 million in the 2015 second quarter.  For the 2016 second quarter, net written premiums were up 8.0% to $78.0 million, and earned premiums were up 1.3% to $85.5 million, when compared to the 2015 second quarter.  Underwriting income was $14.4 million for the 2016 second quarter, compared to underwriting income of $6.5 million for the 2015 second quarter.  The 2016 second quarter combined ratio of 83.4% compares to 92.4% for the prior-year quarter.  For the 2016 second quarter, net favorable prior-year reserve development was $5.6 million or 6.5 points on the combined ratio, compared to net unfavorable prior-year reserve development of $1.7 million or 2.0 points for the 2015 second quarter.  Catastrophe losses for the quarter were $1.3 million or 1.5 points on the combined ratio, compared to $0.8 million or 1.0 points for the 2015 second quarter.  The 2016 second quarter loss ratio, excluding catastrophe losses and reserve development, was 56.1% compared to 57.6% for the 2015 second quarter.

For the six months ended June 30, 2016, gross written premiums were $295.1 million, up $43.2 million or 17.1%, compared to $251.9 million in the 2015 first half.  Net written premiums were up 2.4% to $152.9 million, and earned premiums were up 2.4% to $172.3 million, when compared to the 2015 first half.  Underwriting income was $24.7 million compared to $10.2 million in the 2015 first half.  The 2016 first half combined ratio of 85.7% compares to 94.0% in the 2015 first half.  Net favorable prior-year reserve development was $5.6 million or 3.3 points on the combined ratio, compared to net unfavorable prior-year reserve development of $6.4 million or 3.8 points in the 2015 first half.  Catastrophe losses in the 2016 first half were $1.4 million or 0.9 points on the combined ratio, compared to $1.3 million or 0.8 points in the 2015 first half.  The 2016 first half loss ratio, excluding catastrophe losses and reserve development, was 54.9% compared to 57.1% in the 2015 first half.

Syndicate 1200
•
The decline in gross written premium in the second quarter reflects continued challenging market conditions particularly in marine and energy and property lines, and a slightly reduced participation on the syndicate for 2016.

•	For the first six months of 2016 gross written premium were up modestly driven by the strong first quarter production.

The Syndicate 1200 segment reported gross written premiums of $155.6 million in the 2016 second quarter, down $15.5 million or 9.1% from $171.1 million for 2015 second quarter.  Net written premiums were $107.6 million versus $124.0 million in the 2015 second quarter.  Earned premiums were $98.2 million versus $105.6 million for the 2015 second quarter.  Underwriting income was $3.7 million for the 2016 second quarter, compared to $7.4 million for the 2015 second quarter.  The 2016 second quarter combined ratio of 96.3% compares to 92.9% for the prior-year quarter.  For the 2016 second quarter, net favorable prior-year reserve development was $3.6 million or 3.7 points on the combined ratio, compared to net favorable prior-year reserve development of $2.2 million or 2.2 points for the 2015 second quarter.  Catastrophe losses for the 2016 second quarter were $7.0 million or 7.2 points on the combined ratio, compared to negligible catastrophe losses for the 2015 second quarter.  The 2016 second quarter loss ratio, excluding catastrophe losses and reserve development, was 49.4%, compared to 53.3% in the 2015 second quarter.

For the six months ended June 30, 2016, gross written premiums were $317.6 million, up $4.6 million or 1.5% from $313.0 million in the 2015 first half.  Net written premiums were $187.7 million versus $204.5 million in the 2015 first half.  Earned premiums were $198.7 million versus $208.6 million in the 2015 first half.  Underwriting income was $7.8 million compared to $16.7 million in the 2015 first half.  The 2016 first half combined ratio of 96.0% compares to 92.0% in the 2015 first half.  Net favorable prior-year reserve development in the 2016 first half was $4.4 million or 2.3 points on the combined ratio, compared to net favorable prior-year reserve development of $2.5 million or 1.2 points in the 2015 first half.  Catastrophe losses in the 2016 first half were $7.0 million or 3.5 points on the combined ratio, compared to $1.0 million or 0.5 points on the combined ratio in the 2015 first half.  The 2016 first half loss ratio, excluding catastrophe losses and reserve development, was 52.7%, compared to 52.0% in the 2015 first half.

International Specialty
•	The decline in premium reflects more competitive market conditions that exist in nearly all of the segment’s business lines.
•	In Brazil, business production was up year over year in local currency but growth was partially offset by devaluation of the local currency.

The International Specialty segment includes our property reinsurance business as well as our insurance business in Bermuda and Brazil.  In the 2016 second quarter, gross written premiums were $83.0 million, down $14.6 million or 15.0% from $97.6 million for the 2015 second quarter.  Net written premiums were $56.7 million versus $65.6 million in the 2015 second quarter. Earned premiums were $39.7 million versus $37.2 million for the 2015 second quarter.  Underwriting income was $2.6 million for the 2016 second quarter, compared to $6.5 million for the 2015 second quarter.  The 2016 second quarter combined ratio of 93.8% compares to 82.3% for the prior-year quarter.  Net favorable prior-year reserve development was $4.9 million or 12.8 points on the combined ratio for the 2016 second quarter, compared to net favorable prior-year reserve development of $1.2 million or 3.3 points for the 2015 second quarter.  Catastrophe losses for the 2016 second quarter were $11.0 million or 30.3 points on the combined ratio, compared to negligible catastrophe losses for the 2015 second quarter. The 2016 second quarter loss ratio, excluding catastrophe losses and reserve development, was 44.9%, compared to 49.5% in the 2015 second quarter.

For the six months ended June 30, 2016, gross written premiums were $153.2 million, down $9.9 million or 6.1% from $163.1 million in the 2015 first half.  Net written premiums were $90.6 million versus $91.5 million in the 2015 first half.  Earned premiums were $77.5 million versus $73.4 million in the 2015 first half.  Underwriting income was $10.3 million compared to $13.3 million in the 2015 first half.  The 2016 first half combined ratio of 86.9% compares to 81.8% in the 2015 first half.  Net favorable prior-year reserve development in the 2016 first half was $5.8 million or 7.6 points on the combined ratio, compared to net favorable prior-year reserve development of $3.7 million or 5.1 points in the 2015 first half.  Catastrophe losses in the 2016 first half were $12.0 million or 16.6 points on the combined ratio compared to $1.0 million or 1.4 points in the 2015 first half.  The 2016 first half loss ratio, excluding catastrophe losses and reserve development, was 48.0%, compared to 49.5% in the 2015 first half.

CONFERENCE CALL

Argo Group management will conduct an investor conference call starting at 10 a.m. EDT (11 a.m. ADT) tomorrow, Wednesday, Aug. 3, 2016.  A live webcast of the conference call can be accessed by visiting http://services.choruscall.com/links/agii160803.  Additionally, participants inside the U.S. can access the call by dialing (877) 291-5203.  Callers dialing from outside the U.S. can access the call by dialing (412) 902-6610.  Please ask the operator to be connected to the Argo Group earnings call.

A webcast replay will be available shortly after the conference call and can be accessed at http://services.choruscall.com/links/agii160803.  Additionally, a telephone replay of the call will be available through August 10, 2016, to callers from inside the U.S. by dialing (877) 344-7529 (conference #10090424).  Callers dialing from outside the U.S. can access the telephone replay by dialing (412) 317-0088 (conference #10090424).

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NASDAQ: AGII) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in four primary segments: Excess & Surplus Lines, Commercial Specialty, Syndicate 1200 and International Specialty. Argo Group's insurance subsidiaries are A. M. Best-rated 'A' (Excellent) (highest rating out of 16 rating classifications) with a stable outlook, and Argo's U.S. insurance subsidiaries are Standard and Poor's-rated 'A-' (Strong) with a stable outlook. More information on Argo Group and its subsidiaries is available at www.argolimited.com.

FORWARD-LOOKING STATEMENTS

This press release may include forward-looking statements, both with respect to Argo Group and its industry, that reflect our current views with respect to future events and financial performance. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "expect," "intend," "plan," "believe," “do not believe,” “aim,” "project," "anticipate," “seek,” "will," “likely,” “assume,” “estimate,” "may," “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Argo Group's control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) rating agency actions; 3) adequacy of our risk management and loss limitation methods; 4) cyclicality of demand and pricing in the insurance and reinsurance markets; 5) statutory or regulatory developments including tax policy, reinsurance and other regulatory matters; 6) our ability to implement our business strategy; 7) adequacy of our loss reserves; 8) continued availability of capital and financing; 9) retention of key personnel; 10) competition; 11) potential loss of business from one or more major insurance or reinsurance brokers; 12) our ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 13) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 14) the integration of businesses we may acquire or new business ventures we may start; 15) the effect on our investment portfolios of changing financial market conditions including inflation, interest rates, liquidity and other factors; 16) acts of terrorism or outbreak of war; and 17) availability of reinsurance and retrocessional coverage, as well as management's response to any of the aforementioned factors.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate is based on our then current state of knowledge including explicit and implicit assumptions relating to the pattern of claim development, the expected ultimate settlement amount, inflation and dependencies between lines of business. Our internal capital model is used to consider the distribution for reserving risk around this best estimate and predict the potential range of outcomes. However, due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Argo Group’s ultimate losses will remain within the stated amount.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in our most recent reports on Form 10-K and Form 10-Q and other documents of Argo Group on file with or furnished to the U.S. Securities and Exchange Commission (“SEC”). Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Argo Group will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Argo Group or its business or operations. Except as required by law, Argo Group undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

NON-GAAP FINANCIAL MEASURES

In presenting the Company's results, management has included and discussed in this press release certain non-generally accepted accounting principles ("non-GAAP") financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the Company's results of operations in a manner that allows for a more complete understanding of the underlying trends in the Company's business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles ("U.S. GAAP").

“Underwriting income” is an internal performance measure used in the management of the Company’s operations and represents net amount earned from underwriting activities (net premiums earned less underwriting expenses and claims incurred).  Although this measure of profit (loss) does not replace net income (loss) computed in accordance with U.S. GAAP as a measure of profitability, management uses this measure of profit (loss) to focus our reporting segments on generating underwriting income.

"Operating income" is an internal performance measure used in the management of the Company's operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses, net foreign exchange gain or loss, and other non-recurring items. The Company excludes net realized investment gains or losses, net foreign exchange gain or loss, and other non-recurring items from the calculation of operating income because these amounts are influenced by and fluctuate in part according to the availability of market opportunities and other factors. In addition to presenting net income determined in accordance with U.S. GAAP, the Company believes that showing operating income enables investors, analysts, rating agencies and other users of the Company's financial information to more easily analyze our results of operations and underlying business performance. Operating income should not be viewed as a substitute for U.S. GAAP net income.

"Annualized return on average shareholders’ equity" ("ROAE") is calculated using average shareholders' equity. In calculating ROAE, the net income available to shareholders for the period is multiplied by the number of periods in a calendar year to arrive at annualized net income available to shareholders. The Company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

"Annualized operating return on average shareholders' equity" is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above) and average shareholders' equity.  The assumed tax rate is 20%.

Reconciliations of these financial measures to their most directly comparable U.S. GAAP measures are included in the attached tables.

(financial tables follow)

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	June 30,	December 31,
	2016	2015
	(unaudited)
Assets
Total investments	$4,158.1	$4,115.7
Cash	120.6	121.7
Accrued investment income	20.7	21.6
Receivables	1,716.2	1,525.6
Goodwill and intangible assets	222.7	225.5
Deferred acquisition costs, net	144.6	132.4
Ceded unearned premiums	312.2	250.8
Other assets	265.7	232.3
Total assets	$6,960.8	$6,625.6

Liabilities and Shareholders' Equity
Reserves for losses and loss adjustment expenses	$3,181.9	$3,123.6
Unearned premiums	956.5	886.7
Ceded reinsurance payable, net	432.6	312.4
Senior unsecured fixed rate notes	139.4	139.3
Other indebtedness	57.1	55.2
Junior subordinated debentures	172.7	172.7
Other liabilities	280.3	267.6
Total liabilities	5,220.5	4,957.5

Total shareholders' equity	1,740.3	1,668.1
Total liabilities and shareholders' equity	$6,960.8	$6,625.6

Book value per common share	$57.93	$54.31

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
FINANCIAL HIGHLIGHTS
ALL SEGMENTS
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
	(unaudited)		(unaudited)

Gross written premiums	$560.6	$557.8	$1,080.4	$1,034.5
Net written premiums	388.0	411.6	691.4	707.6

Earned premiums	344.9	346.0	689.8	680.6
Net investment income	35.7	24.4	56.9	50.1
Net realized investment and other (losses) gains	(2.1)	2.7	(4.9)	13.8
Fee and other income	5.8	4.1	12.6	8.7
Total revenue	384.3	377.2	754.4	753.2

Losses and loss adjustment expenses	196.6	190.6	388.2	374.3
Underwriting, acquisition and insurance expenses	133.0	139.5	265.6	269.1
Interest expense	4.9	4.6	9.7	9.5
Fee and other expense, net	5.7	4.8	12.2	9.8
Foreign currency exchange loss (gain)	4.5	3.0	6.0	(6.6)
Total expenses	344.7	342.5	681.7	656.1

Income before taxes	39.6	34.7	72.7	97.1
Income tax provision	8.7	6.8	14.1	10.4
Net income	$30.9	$27.9	$58.6	$86.7

Net income per common share (basic)	$1.03	$0.91	$1.93	$2.81

Net income per common share (diluted)	$1.00	$0.89	$1.89	$2.76

Weighted average common shares:
Basic	30.2	30.7	30.3	30.8
Diluted	30.8	31.3	31.0	31.4

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
SEGMENT DATA
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Excess & Surplus Lines
Gross written premiums	$168.1	$167.7	$314.3	$306.4
Net written premiums	145.5	149.4	260.0	262.2
Earned premiums	121.3	118.4	241.1	230.3
Underwriting income	$12.8	$12.6	$26.7	$27.5
Net investment income	13.7	9.4	22.4	17.4
Interest expense	(1.5)	(1.3)	(2.9)	(2.8)
Net income before taxes	$25.0	$20.7	$46.2	$42.1
Loss ratio	58.9%	56.9%	58.1%	56.0%
Expense ratio	30.4	32.5	30.8	32.0
GAAP combined ratio	89.3%	89.4%	88.9%	88.0%
Commercial Specialty
Gross written premiums	$153.7	$121.0	$295.1	$251.9
Net written premiums	78.0	72.2	152.9	149.3
Earned premiums	85.5	84.4	172.3	168.2
Underwriting income	$14.4	$6.5	$24.7	$10.2
Net investment income	8.0	5.7	13.1	10.7
Interest expense	(0.9)	(1.0)	(1.7)	(1.8)
Fee expense, net	(1.1)	(1.7)	(2.0)	(2.5)
Net income before taxes	$20.4	$9.5	$34.1	$16.6
Loss ratio	51.1%	60.6%	52.5%	61.7%
Expense ratio	32.3	31.8	33.2	32.3
GAAP combined ratio	83.4%	92.4%	85.7%	94.0%
Syndicate 1200
Gross written premiums	$155.6	$171.1	$317.6	$313.0
Net written premiums	107.6	124.0	187.7	204.5
Earned premiums	98.2	105.6	198.7	208.6
Underwriting income	$3.7	$7.4	$7.8	$16.7
Net investment income	4.1	2.6	6.9	4.8
Interest expense	(0.6)	(0.6)	(1.2)	(1.3)
Fee income, net	1.2	0.9	2.3	1.3
Net income before taxes	$8.4	$10.3	$15.8	$21.5
Loss ratio	52.9%	51.1%	53.9%	51.3%
Expense ratio	43.4	41.8	42.1	40.7
GAAP combined ratio	96.3%	92.9%	96.0%	92.0%
International Specialty
Gross written premiums	$83.0	$97.6	$153.2	$163.1
Net written premiums	56.7	65.6	90.6	91.5
Earned premiums	39.7	37.2	77.5	73.4
Underwriting income	$2.6	$6.5	$10.3	$13.3
Net investment income	5.0	3.3	8.3	6.2
Interest expense	(0.7)	(0.7)	(1.4)	(1.5)
Net income before taxes	$6.9	$9.1	$17.2	$18.0
Loss ratio	62.4%	46.2%	57.0%	45.8%
Expense ratio	31.4	36.1	29.9	36.0
GAAP combined ratio	93.8%	82.3%	86.9%	81.8%

ARGO GROUP INTERNATIONAL HOLDINGS LTD
(in millions)
(unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
Net Prior Year Development	2016	2015	2016	2015
(Favorable)/Unfavorable
E&S	$(3.4)	$(4.1)	$(6.3)	$(9.8)
Commercial Specialty	(5.6)	1.7	(5.6)	6.4
Syndicate 1200	(3.6)	(2.2)	(4.4)	(2.5)
International Specialty	(4.9)	(1.2)	(5.8)	(3.7)
Run-off	4.8	0.8	6.2	0.9
Total	$(12.7)	$(5.0)	$(15.9)	$(8.7)

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF OPERATING INCOME (LOSS) TO NET INCOME (LOSS)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
	(unaudited)		(unaudited)

Net income, as reported	$30.9	$27.9	$58.6	$86.7
Provision for income taxes	8.7	6.8	14.1	10.4
Net income, before taxes	39.6	34.7	72.7	97.1
Add (deduct):
Net realized investment and other losses (gains)	2.1	(2.7)	4.9	(13.8)
Net foreign currency exchange loss (gains)	4.5	3.0	6.0	(6.6)
Operating income before taxes	46.2	35.0	83.6	76.7
Provision for income taxes, at assumed rate (a)	9.2	7.0	16.7	15.3
Operating income	$37.0	$28.0	$66.9	$61.4

Operating income per common share (diluted)
At assumed tax rate:
Income (a)	$1.03	$0.89	$1.88	$2.47
Net realized investment losses (gains) (a)	0.05	(0.07)	0.13	(0.35)
Foreign currency exchange loss (gains) (a)	0.12	0.07	0.15	(0.17)

Operating income per common share (diluted)	$1.20	$0.89	$2.16	$1.95

(a) At assumed tax rate of 20%.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF UNDERWRITING INCOME TO NET INCOME
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)

Earned premiums	$344.9	$346.0	$689.8	$680.6
Losses and loss adjustment expenses	196.6	190.6	388.2	374.3
Underwriting, acquisition and insurance expenses	133.0	139.5	265.6	269.1
Underwriting income	15.3	15.9	36.0	37.2
Net investment income	35.7	24.4	56.9	50.1
Net realized investment and other (losses) gains	(2.1)	2.7	(4.9)	13.8
Fee and other income	5.8	4.1	12.6	8.7
Interest expense	(4.9)	(4.6)	(9.7)	(9.5)
Fee and other expense	(5.7)	(4.8)	(12.2)	(9.8)
Foreign currency exchange (loss) gain	(4.5)	(3.0)	(6.0)	6.6
Income before taxes	39.6	34.7	72.7	97.1
Income tax provision	8.7	6.8	14.1	10.4
Net Income	$30.9	$27.9	$58.6	$86.7

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF SEGMENT INCOME TO NET INCOME
(in millions)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Segment income (loss) before income taxes
Excess and Surplus Lines	$25.0	$20.7	$46.2	$42.1
Commercial Specialty	20.4	9.5	34.1	16.6
Syndicate 1200	8.4	10.3	15.8	21.5
International Specialty	6.9	9.1	17.2	18.0
Run-off Lines	(3.2)	(0.8)	(4.6)	0.4
Corporate and Other	(11.3)	(13.8)	(25.1)	(21.9)
Realized investment and other (losses) gains	(2.1)	2.7	(4.9)	13.8
Foreign currency exchange (losses) gains	(4.5)	(3.0)	(6.0)	6.6
Net income before income taxes	39.6	34.7	72.7	97.1
Provision for taxes	8.7	6.8	14.1	10.4
Net income	$30.9	$27.9	$58.6	$86.7

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF LOSS RATIOS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Excess and Surplus lines
Loss ratio	58.9%	56.9%	58.1%	56.0%
Prior accident loss development	2.8%	3.5%	2.6%	4.3%
Catastrophe losses	-2.8%	-1.3%	-2.3%	-0.9%
Accident year ex-cats loss ratio	58.9%	59.1%	58.4%	59.4%

Commercial Specialty
Loss ratio	51.1%	60.6%	52.5%	61.7%
Prior accident loss development	6.5%	-2.0%	3.3%	-3.8%
Catastrophe losses	-1.5%	-1.0%	-0.9%	-0.8%
Accident year ex-cats loss ratio	56.1%	57.6%	54.9%	57.1%

Syndicate 1200
Loss ratio	52.9%	51.1%	53.9%	51.3%
Prior accident loss development	3.7%	2.2%	2.3%	1.2%
Catastrophe losses	-7.2%	0.0%	-3.5%	-0.5%
Accident year ex-cats loss ratio	49.4%	53.3%	52.7%	52.0%

International Specialty
Loss ratio	62.4%	46.2%	57.0%	45.8%
Prior accident loss development	12.8%	3.3%	7.6%	5.1%
Catastrophe losses	-30.3%	0.0%	-16.6%	-1.4%
Accident year ex-cats loss ratio	44.9%	49.5%	48.0%	49.5%

Consolidated
Loss ratio	57.0%	55.1%	56.3%	55.0%
Prior accident loss development	3.7%	1.4%	2.3%	1.3%
Catastrophe losses	-6.8%	-0.6%	-3.9%	-0.8%
Accident year ex-cats loss ratio	53.9%	55.9%	54.7%	55.5%

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
SHAREHOLDER RETURN ANALYSIS
(in millions)

	Six Months Ended June 30
	2016	2015	% Change

Net income	$58.6	$86.7	(32.4%)
Operating income (a)	66.9	61.4	9.0%

Shareholders' Equity - Beginning of the period	$1,668.1	$1,646.7	1.3%
Shareholders' Equity - End of current period	1,740.3	1,668.9	4.3%
Average Shareholders' Equity	$1,704.2	$1,657.8	2.8%

Annualized return on average shareholders' equity	6.9%	10.5%
Annualized operating return on average shareholders' equity	7.8%	7.4%

(a) at assumed 20% tax rate

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
COMPONENTS OF INVESTMENT INCOME
ALL SEGMENTS
(in millions)

	Three Months Ended
	June 30	September 30	December 31	March 31	June 30
	2015	2015	2015	2016	2016

Net Investment Income	$21.8	$21.3	$21.7	$22.7	$23.2
Alternative Investments	2.6	(2.9)	(1.6)	(1.5)	12.5
Total	$24.4	$18.4	$20.1	$21.2	$35.7

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